KRAFT HEINZ ANNOUNCES TWO NEW MEMBERS TO ITS BOARD OF DIRECTORS

New Independent Directors bring deep consumer, financial and operational expertise – strengthening the Board as Kraft Heinz advances its transformation strategy

PITTSBURGH & CHICAGO – Nov. 4, 2026 – The Kraft Heinz Company (NYSE: KHC) (“Kraft Heinz” or the “Company”) today announced that Kelly Dilts and J. Michael (Mike) Schlotman have been appointed to its Board of Directors (“Board”), effective Nov. 4, 2026.

“We are pleased to welcome Kelly and Mike to the Kraft Heinz Board,” said John T. Cahill, Chairman of the Board of Kraft Heinz. “They bring highly relevant leadership experience across the consumer sector, and independent perspectives that will further strengthen our Board. In addition to both leading complex businesses, they will add deep expertise from increasingly important retail and customer channels. We look forward to their contributions as we oversee the Company’s growth plans and remain focused on creating sustainable, long-term value for shareholders.”

Kelly Dilts has more than 30 years of experience across retail finance, strategic planning and operations, with depth in consumer insights, analytics, and business decision-making. She currently serves as Chief Financial Officer of Nordstrom, Inc., where she also oversees real estate and strategic sourcing. Prior to joining Nordstrom, Kelly spent six years at Dollar General Corporation, most recently serving as Executive Vice President and Chief Financial Officer. During her tenure at Dollar General, her responsibilities included financial planning and analysis, procurement, margin planning and analytics, decision science and investor relations.

Mike Schlotman brings leadership experience in the grocery industry spanning strategy, operations, capital allocation and business transformation. He spent more than 30 years at The Kroger Co., including almost 20 years as Chief Financial Officer. During his tenure, Mike helped shape and execute major strategic initiatives focused on cost efficiency, digital growth, analytics, and new profit streams. He also supported strategic investments and partnerships as Kroger evolved its business and expanded its capabilities. Mike served on the Board of Directors of Kellanova prior to its acquisition by Mars, Incorporated in Dec. 2025.

“Kelly and Mike have spent their careers deeply connected to the consumers, customers and market forces that shape our industry,” said Steve Cahillane, Chief Executive Officer of Kraft Heinz. “Their experience leading scaled businesses through change will be invaluable as we sharpen our focus, strengthen our brands, and continue to build a more profitable Kraft Heinz.”

ABOUT THE KRAFT HEINZ COMPANY

Kraft Heinz (NYSE: KHC) is one of the world’s largest food and beverage companies, with approximately $25 billion in net sales in 2025 and a portfolio of iconic brands enjoyed by consumers in more than 40 countries. By investing in our capabilities and brands, including Heinz, Kraft, Philadelphia, Primal Kitchen, and Lunchables, we are unlocking the full power of our portfolio. We deliver high-quality, great-tasting, and affordable food for the consumers of today, while shaping the future of food. Learn more at www.kraftheinzcompany.com.

Contacts
Kraft Heinz Media Team (media)
media@kraftheinz.com

Anne-Marie Megela (investors)
Anne-Marie.Megela@kraftheinz.com